Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our reports dated February 16, 2010 with respect to the consolidated financial statements and schedule of SL Green Realty Corp. and the effectiveness of internal control over financial reporting of SL Green Realty Corp., the consolidated financial statements of Rock-Green, Inc., and the consolidated financial statements of 1515 Broadway Realty Corp., each included in SL Green Realty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2009, (ii) our report dated February 16, 2010, except for paragraphs 2 through 4 of Note 17, as to which the date is June 24, 2010, with respect to the consolidated financial statements and schedule of Reckson Operating Partnership, L.P. for the years ended December 31, 2009 and 2008 (Successor), the period from January 26, 2007 through December 31, 2007 (Successor), and the period from January 1, 2007 through January 25, 2007 (Predecessor) and (iii) our report dated February 16, 2010, except for paragraphs 7 through 13 of Note 22, as to which the date is June 24, 2010, with respect to the consolidated financial statements and schedule of SL Green Operating Partnership, L.P. for each of the three years in the period ended December 31, 2009, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-167793) and related Prospectus of SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P. for the registration of $250,000,000 aggregate principal amount of 7.75% Senior Notes due 2020 issued by SL Green Realty Corp., SL Green Operating Partnership, L.P. and Reckson Operating Partnership, L.P. as co-obligors.

New York, New York
September 13, 2010